Exhibit 99.1

National American University Holdings, Inc. Declares First Quarter 2014 Dividend of $0.045 Per Share

Rapid City, South Dakota, August 30, 2013 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that on August 26, 2013, the Company’s Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on September 30, 2013, to be paid on or about October 11, 2013. This represents an increase from the previous quarterly period in which the Company paid a dividend of $0.04 per share. The Company operates on a May 31st fiscal year.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220 rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Yu	Adam Prior
212-836-9610	212-836-9606
cyu@equityny.com	aprior@equityny.com